Exhibit 99.2

Kenexa Announces Common Stock Repurchase Plan

WAYNE, Pa. – November 8, 2007 – Kenexa (Nasdaq: KNXA), a leading provider of talent acquisition and retention solutions, announced today that its Board of Directors has authorized a stock repurchase plan providing for the purchase of up to two million shares of the company’s common stock. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors. The stock repurchases may be made from time to time on the open market or in privately negotiated transactions. The stock repurchase program does not require the company to repurchase any specific number of shares, and the company may terminate the repurchase program at any time.

Kenexa currently has 25,459,220 shares of common stock outstanding. As of September 30, 2007, the company had cash and cash equivalents and short term investments of approximately $113.8 million. This is the first stock repurchase in the company’s history.

Rudy Karsan, chief executive officer of Kenexa, said, “While we adjusted our 2007 forecast on our recent financial results conference call, our updated outlook continues to reflect growth that is greater than the talent management industry average, combined with strong profitability and cash flow. Moreover, we expect each of these characteristics to continue into 2008. As a result of this belief, our Board of Directors has authorized a stock repurchase program as we believe this is in the best interest of our long-term shareholders.”

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements may concern, among other things, guidance as to future revenue and earnings, operations, expected benefits from the BrassRing transaction, prospects of the business generally, intellectual property and the development of products. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions (including BrassRing). Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Kenexa

Kenexa Corporation (Nasdaq: KNXA) provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Kenexa solutions include applicant tracking, onboarding, employment process outsourcing, employment branding, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Kenexa is headquartered in Wayne, Pa. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.

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Contact

MEDIA CONTACT:
Sarah Teten Kenexa (800) 391-9557 sarah.teten@kenexa.com	Jeanne Achille The Devon Group (732) 224-1000, ext. 11 jeanne@devonpr.com

INVESTOR CONTACT:
Kori Doherty ICR (617) 956-6730 kdoherty@icrinc.com